Exhibit 10 (w)

April 21, 2004

Mr. Jimmie L. Hughes
c/o FTN Financial
845 Crossover Lane – Suite 150
Memphis, TN 38117

Dear Jimmie:

          We are writing this letter (this “Agreement”) to confirm certain terms of your employment and certain components of your compensation and benefits package, which have been approved by the Compensation Committee of the Board of Directors (the “Committee”), in connection with your employment with First Horizon National Corporation (the “Company”).

I.	Position and Title

          Effective January 1, 2004, your title is President, FTN Financial. In that capacity, you report directly to J. Kenneth Glass, Chairman and CEO.

II.	Compensation and Benefits

A. Base Salary. Effective February 22, 2004, your annualized base salary is $575,000, subject to annual adjustments in each fiscal year thereafter as determined by the Committee.

B. Annual Bonus. Effective January 1, 2004, you will participate in the Company’s 2002 Management Incentive Plan, subject to the terms and conditions specified therein, with a maximum annual bonus opportunity under such plan of $3,425,000.

C. Special Supplemental Pension. You will be added as a “Participant” in the Company’s Amended and Restated Pension Restoration Plan (the “Restoration Plan”), subject to the terms and conditions specified therein. In addition, you will receive a supplemental annual benefit under the Restoration Plan of $330,747.00 for 10 years (the “Supplemental Benefit”). Your Supplemental Benefit shall be paid in bi-weekly installments, commencing the first pay day of the month following the month in which your employment with the Company terminates for any reason other than Cause (as defined below). If you die before all 120 monthly payments have been made to you, your then surviving spouse will receive the balance of such payments. If you have no spouse who survives you, the balance of the payments shall be made to your estate. If your surviving spouse should die before all payments have been made to her, then the unpaid balance will be paid to her estate. Except as set forth above and in Section III, the payment of the Supplemental Benefit shall be subject to the terms and conditions of the Restoration Plan. It is estimated that, for the period during which your Supplemental Benefit is payable, your combined (basic and supplemental) annual benefit under this Plan will be approximately $466,000.00 (based on the basic benefit under the Restoration Plan payable as a 10 Year Certain & Life Annuity).

D. TARSAP Grant. Effective April 20, 2004, you will participate in the Time Accelerated Restricted Stock Appreciation Program (TARSAP), subject to the terms and conditions specified therein. This program allows for restricted stock grants to executives upon approval of the Compensation Committee. The program calls for grants every three years for three consecutive 3-year performance periods. If performance criteria are not met, restrictions will lapse 10 years from date of grant. The calculation for the grant is based on 50% of base salary divided by fair market value of First Horizon common stock on date of grant.

E. Long Term Incentive Program. Effective April 20, 2004, you will participate in the 2003-2005 (for the years 2004 and 2005 only) and 2004-2006 Long Term Incentive Programs, subject to the terms and conditions specified therein. This program allows for a maximum incentive potential of 225% of annual salary that will be paid subsequent to the 3 year performance period if specific performance criteria are met.

F. Other. The terms and conditions of your compensation and benefits package specified above are in addition to, and otherwise supplement, any other compensation or benefits to which you would otherwise be entitled under any Plan or future Plan based on your salary grade and/or base salary; provided, however, that, for the avoidance of doubt, your participation in the Capital Markets Incentive Compensation Plan ceased on December 31, 2003 and you shall no longer participate in such plan. For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees, including, without limitation, any plans established after the date hereof.

III.	Termination

          If your employment by the Company shall be terminated by the Company, the Company shall pay to you, or you shall otherwise be entitled to receive, compensation and benefits subject to and in accordance with the terms and conditions of any Plan or any agreement or any other arrangement entered into or agreed upon by you and the Company; provided, however, that, if your employment is terminated by the Company for Cause, the Company will not pay, and you shall not be entitled to receive, the Supplemental Benefit described in Section II.C. above.

          For purposes of this Agreement, termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company, (b) your conviction of, or plea of, guilty or nolo contendere to, a felony, (c) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, or (d) your fraud or material dishonesty in connection with the business of the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or upon the instructions of the Chief Executive Officer or other senior executive officer of the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its Affiliates. For purposes of this Agreement, “Affiliate” means any person directly or indirectly controlling, controlled by, or under common control with the Company. It is also expressly understood that your attention to matters or your engagement in activities not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities prior to such engagement. Notwithstanding the foregoing, in the case of clause (a) of this paragraph, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clause (a) of this paragraph and specifying the particulars thereof in detail. The Company must notify you of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

IV.	Binding Effect

          Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you, your heirs and personal representatives and the Company and its successors and assigns.

V.	Severability

          A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

VI.	Drafting

          This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

VII.	Captions

          The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

VIII.	Sole Agreement

          By your signature, you confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

IX.	Consultation

          BY YOUR SIGNATURE, YOU AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

          This Agreement is signed in duplicate originals at First Horizon National Corporation Memphis, Tennessee.

          The compensation package which has been approved by the Committee is, of course, conditioned on your acceptance of the terms of this letter, expressed by your signature in the space provided below.

Sincerely,

/s/ Sarah L. Meyerrose
Sarah L. Meyerrose
EVP Corporate & Employee Services

          I HAVE READ, UNDERSTOOD AND KNOWINGLY AND VOLUNTARILY SIGNED AND ACCEPTED WITH FULL KNOWLEDGE OF MY RIGHTS ON THE DATE SET FORTH BELOW.

/s/ Jimmie L. Hughes	June 1, 2004
Jimmie L. Hughes	Date

Witnessed by:

/s/ Kay S. Williams	June 1, 2004
Kay S. Williams	Date